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                                                                   EXHIBIT 10.18


February 8, 1999

Mr. Stephen Kangas
address

Dear Mr. Kangas:

Mission Critical Software, Inc. ("MCS") is pleased to offer you the position of Vice President of Strategic Alliances reporting to Mike Bennett. This role will require that you live in the Seattle area and your primary role will be managing the Microsoft relationship. The following sets forth your compensation package.

        .  Your base salary will be at an annual rate of $150,000.

        . You will also be eligible for $50,000 annual bonus, payable quarterly as defined in the Executive Bonus Plan, based upon achievement of the approved operating plan.

        . Subject to MCS' Board of Directors approval, upon your acceptance of this offer of employment, you will be granted options of 150,000 (approximately 1.1% fully diluted) shares of MCS' common stock, at an exercise price of $12.50 per option. The options will vest 25% at the end of twelve (12) months' employment and monthly thereafter for the following three (3) years.

        . If you are terminated without cause, you will receive a severance payment equivalent to six (6) months' base salary and if terminated without cause as a result of a merger or acquisition of MCS during the first twelve (12) months of employment, 25% of your options will vest.

        . Benefits include Company paid health and life insurance and you will receive fifteen (15) vacation days per year.

Employment with MCS is contingent upon your agreeing to and signing our Employment Agreement. MCS is an "at will" employer. You will receive a copy tailored to your position on your first day of employment.

This offer remains open until February 12, 1999 and I would like your Start Date to be as soon as possible. Please indicate your acceptance of this offer by signing below and returning this letter to Steve Odom. If you have any questions, please feel free to call me at 713-548-1700. We look forward to having you on our team.

Sincerely,

MISSION CRITICAL SOFTWARE, INC.         EMPLOYMENT OFFER ACCEPTED BY:


/s/ Michael Bennett                     /s/  Stephen Kangas
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Michael Bennett                         Name
President & CEO
                                        -------------------
                                        Date

                                        -------------------
                                        Starting Date